Exhibit 99.1

Metacrine and Equillium Mutually Agree to Terminate Definitive Merger Agreement

LA JOLLA, California, December 23, 2022 – Metacrine, Inc. (NASDAQ:MTCR) and Equillium, Inc. today announced the mutual termination of their previously announced definitive merger agreement. Metacrine is continuing to evaluate all strategic opportunities.

Additional information regarding the termination of the definitive merger agreement is provided set forth in a Current Report on Form 8-K filed by Metacrine with the U.S. Securities and Exchange Commission today and is available at www.sec.gov and on Metacrine’s website under the heading “Investors.”

About Metacrine

Metacrine, Inc. is a clinical-stage biopharmaceutical company building a pipeline of differentiated therapies to treat gastrointestinal and liver diseases. Metacrine has developed a proprietary farnesoid X receptor (FXR) platform utilizing a unique chemical scaffold, which has demonstrated an improved therapeutic profile in clinical trials. To learn more, visit www.metacrine.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements about the sufficiency of Metacrine’s capital to fund its current operating plan through 2023 and strategic opportunities available to Metacrine. Words such as “believe,” “could” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Metacrine’s expectations and assumptions that may never materialize or prove to be incorrect. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks related to Metacrine’s ability to identify and consummate strategic opportunities that yield additional value for stockholders; the timing, benefits and outcome of Metacrine’s strategic opportunities review process, including the determination of whether or not to pursue or consummate any strategic opportunity; the structure, terms and specific risks and uncertainties associated with any potential strategic transaction; potential disruptions in Metacrine’s business and the stock price as a result of the evaluation of strategic opportunities or the public announcement thereof and any decision or transaction resulting from such evaluation; potential delays in initiating, enrolling or completing any clinical trials; competition from third parties; and Metacrine’s ability to obtain, maintain and protect its intellectual property. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in Metacrine’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 14, 2022, and in Metacrine’s other filings with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except as required by law, Metacrine assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Investor & Media Contact:
Investor Relations
Metacrine, Inc.
investors@metacrine.com